                                                                  Exhibit 99.1
Nordstrom 401(k) Plan &
Profit Sharing
Financial Statements for the
Years Ended December 31, 2003 and 2002, and
Supplemental Schedule as of
December 31, 2003, and
Report of Independent Registered Public Accounting Firm

NORDSTROM 401(K) PLAN & PROFIT SHARING
TABLE OF CONTENTS
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                                                                          Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                    1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 2003 AND 2002:
  Statements of Net Assets Available for Benefits                          2

  Statement of Changes in Net Assets Available for Benefits                3

  Notes to Financial Statements                                          4 - 8

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2003:

  Schedule of Assets Held for Investment Purposes                          9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Administrative Committee
Nordstrom 401(k) Plan & Profit Sharing
Seattle, Washington

We have audited the accompanying statements of net assets available for benefits of the Nordstrom 401(k) Plan & Profit Sharing (the "Plan") as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for benefits for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 2003, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/ Deloitte & Touche LLP

June 23, 2004

NORDSTROM 401(k) PLAN & PROFIT SHARING

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2003 AND 2002
------------------------------------------------------------------------------

                                                      2003             2002
ASSETS:
 Investments - at fair value                   $1,108,466,409     $873,928,643
 Employer contributions receivable                 52,069,273       35,162,130
 Accrued interest and dividends receivable            254,961           65,587
 Other assets                                       1,950,780        1,977,337
                                               --------------     ------------
    Total assets                                1,162,741,423      911,133,697

LIABILITIES - Trustee and administrative fees
 payable                                              443,960          503,765
                                               --------------     ------------

NET ASSETS AVAILABLE FOR BENEFITS              $1,162,297,463     $910,629,932
                                               ==============     ============

See notes to financial statements.

                                           -2-

NORDSTROM 401(k) PLAN & PROFIT SHARING

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2003
------------------------------------------------------------------------------

ADDITIONS:
 Employer contributions                                          $ 52,069,273
 Participant contributions                                         58,832,164

 Investment income:
  Net realized and unrealized investment gains                    201,911,979
  Investment income                                                22,247,760
                                                               --------------
    Total investment income                                       224,159,739
                                                               --------------
    Total additions                                               335,061,176

DEDUCTIONS:
 Benefit payments to participants                                 (81,150,735)
 Trustee fees, administrative expenses, and other - net            (2,242,910)
                                                               --------------
    Total deductions                                              (83,393,645)
                                                               --------------

NET ADDITIONS                                                     251,667,531

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of year                                                910,629,932
                                                               --------------
 End of year                                                   $1,162,297,463
                                                               ==============

See notes to financial statements.

                                           -3-

NORDSTROM 401(K) PLAN & PROFIT SHARING

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
------------------------------------------------------------------------------

1.  THE PLAN AND SIGNIFICANT ACCOUNTING POLICIES

General-The Nordstrom 401(k) Plan & Profit Sharing (the "Plan"), as amended, was originally established on January 1, 1953. The Plan consists of two components: the Nordstrom Profit Sharing Plan, a trusted noncontributory individual account profit sharing plan (profit sharing feature), and effective February 1, 1988, the Nordstrom 401(k) Plan (401(k) plan feature). Participants should refer to the Plan documents for a more complete description of the Plan's provisions.

All employees of Nordstrom, Inc. and subsidiaries (the "Company") are eligible to participate in the Plan on February 1 (for the profit sharing feature only) or the first of the month coinciding with or following three months from their employment date (for the 401(k) plan feature only). Employees who have attained age 21 and completed 1,000 hours during the payroll calendar year shall commence participation in the Plan not later than the earlier of (a) the first day of the Plan year following the date the employee meets those requirements or (b) the date that is six months after the date the employee meets those requirements. Eligible participants are automatically enrolled in the Plan with a salary deferral contribution equal to 2% of compensation. After enrollment, employees have the option to change their salary percentage deferral in accordance with the Plan or revoke such enrollment.

Participants are eligible to receive employer contributions on the anniversary date of the Plan following the completion of one full year of service as defined by the Plan. Eligible participants must work at least 1,000 hours during the payroll calendar year and be employed on December 31 (profit sharing feature only) to remain eligible.

In July 2002, Nordstrom, Inc. completed the purchase of the minority interest ownership of Nordstrom.com LLC. Effective August 2, 2002, Nordstrom.com LLC was reorganized and its assets transferred to Nordstrom Direct, Inc., a wholly owned subsidiary of Nordstrom, Inc. Nordstrom Direct, Inc. established the profit sharing portion of its 401(k) plan, with an effective date of January 1, 2002, and changed the name from the Nordstrom.com 401(k) Plan to the Nordstrom Direct Profit Sharing and 401(k) Plan effective August 2, 2002.

Effective December 31, 2002, the Nordstrom Direct Profit Sharing and 401(k) Plan was merged with the Plan. As of January 1, 2003, the Plan was amended to allow all employees of the Company to participate in the Plan. Previously, Nordstrom Direct, Inc. employees participated only in the Nordstrom Direct Profit Sharing and 401(k) Plan.

Effective January 1, 2004, the Plan was amended to create a single set of eligibility criteria for employees' profit sharing and match contributions from the Company, to increase the deferral percent limit of non-highly compensated employees, and to change the timing and availability of withdrawals from the Plan. Along with these design changes, the Plan formally changed its name to the Nordstrom 401(k) Plan & Profit Sharing. The Plan was previously known as the Nordstrom Profit Sharing and 401(k) Plan.

Employer and Employee Contributions-

Profit Sharing Feature-The Company's Board of Directors establishes the annual Company contribution each year. Profit sharing contributions are invested in participant-directed investments or defaulted into the General Balanced Fund. The Company's contribution for each Plan year is allocated based on years of service among the actively employed participants of the Plan on December 31 who had 1,000 hours of service. Employees with one to two years of service receive up to 1% of their eligible compensation; employees with three to four years of service receive up to 2% of their eligible compensation; and employees with five or more years of service receive up to 3% of their eligible compensation.

401(k) Plan Feature-Employees may elect to defer 1% to 15% of eligible compensation on a pretax basis. The Company's contribution consists of a match of 100% of participants' voluntary contributions up to 4% of the participants' payroll calendar year eligible compensation subject to regulatory limitations. Employees age 50 and over are allowed a catch-up contribution on a pre-tax basis.

Investment Programs-

Profit Sharing and 401(k) Plan Feature-Participants are able to direct their investments (including Company matching contributions) within any of the available funds.

The Plan's recordkeeper identified a minor discrepancy in regard to the settlement dates for a specific type of participant-directed investment transfer. The Plan has taken steps to prevent future errors of this type and has initiated steps to fully correct the errors discovered without any loss to Plan participants.

Participation in Investment Activity-

Profit Sharing and 401(k) Plan Feature-Individual accounts are credited daily with a pro rata share of investment income experienced by the respective plan funds into which their account balances have been directed.

Vesting in the Plan-On termination of employment for reasons other than retirement, disability, or death, the amounts credited to the accounts of participants are vested as follows:

Profit Sharing Feature-Participants are 100% vested in Company contributions attributable to years of service on and after January 1, 2000. For contributions received prior to January 1, 2000, participants are vested 20% after completing three years of service and will be credited with an additional 20% vesting for each additional year of service (1,000 hours of service in a Plan year) until 100% vested at seven years. Employees who terminate employment due to retirement, death, or disability are 100% vested in their Plan accounts, regardless of service.

401(k) Plan Feature-Participants receive the Company's matching contributions if they have worked at least 1,000 hours during the Plan year and are employed on December 31. Participants whose first hour of service with the Company occurs on or after January 1, 2000 are vested 33% after completing one year of service subsequent to receipt of the contribution and will be credited with an additional 34% vesting annually until 100% vested at three years. Company matching contributions for employees hired prior to January 1, 2000, are 100% vested. Employees who terminate employment due to retirement, death, or disability are 100% vested in their Plan accounts, regardless of service.

Forfeitures-Forfeitures are used to offset future employer matching contributions first to the Nordstrom 401(k) feature and then to the Nordstrom Profit Sharing feature. During the years ended

December 31, 2003 and 2002, employer contributions were offset by forfeitures of $3,778,799 and $2,342,061, respectively.

Benefits-On termination of service due to death, disability, or retirement, a participant may elect to receive a lump-sum amount equal to the value of the participant's account balance. For termination of service due to other reasons, a participant will receive the value of the vested interest in his or her account as a lump-sum distribution. When an active participant reaches age 60 and continues to work for the Company, the participant is eligible to receive a partial or full distribution of his or her retirement benefits.

Payment of Benefits-Benefits are recorded when paid.

Participant Loans-Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loan terms are a maximum of 60 months or up to 20 years for the purchase of the principal residence of a participant. The loans are secured by the balance in the participant's account and bear fixed interest at rates commensurate with prevailing rates but not less than 1% over the then current prime rate as published by the Wall Street Journal. Interest rates for participant loans outstanding at December 31, 2003 range from 5.0% to 10.5% and are determined at the time the loan is approved. Principal and interest are paid bimonthly through payroll deductions. Participants may pay monthly upon termination or leave of absence. No more than two loans may be outstanding at any one time.

Trustees and Administrator of the Plan-The asset trustees of the Plan are Putnam Fiduciary Trust Company (all assets except the General Balanced Fund) and Wells Fargo Bank, N.A. (General Balanced Fund only).

The Plan is administered by the Company in conjunction with the Retirement Committee, a seven-member committee appointed by the Board of Directors comprising the following individuals:

*   Mary D. Amundson      Division Vice President of Employee Benefits
*   Jammie Baugh          Executive Vice President, Human Resources, Full-
                          Line Stores
*   D. Wayne Gittinger    Director
*   Michael G. Koppel     Executive Vice President and Chief Financial
                          Officer
*   Llynn (Len) A. Kuntz  Executive Vice President, WA/AK Regional Manager
*   Bruce A. Nordstrom    Chairman of the Board of Directors
*   Delena M. Sunday      Executive Vice President, Human Resources and
                          Diversity Affairs

Putnam Fiduciary Trust Company provided administrative services to the Plan for the year ended December 31, 2003.

Termination of the Plan-The Company reserves the right to suspend, discontinue, or terminate the Plan at any time. A suspension or discontinuance will not constitute termination of the Plan.

In the event the Plan is terminated, the respective accounts of the participants under the Plan shall become fully vested and nonforfeitable. After payment of expenses properly chargeable against the Plan, the trustees shall distribute all Plan assets to the participants in the proportions determined by their respective accounts.

Tax Status-The Internal Revenue Service has determined and informed the Company by a letter dated August 6, 2001, that the Plan is designed with the applicable requirements of the Internal Revenue Code.

In a prior year, the Company identified some minor administrative issues with respect to the Plan and has been working to correct such issues through one of the Internal Revenue Service's voluntary correction programs. The Company does not believe these administrative issues will impact the tax status of the Plan.

Basis of Accounting-The accompanying financial statements have been prepared on the accrual basis of accounting.

Other Assets-This amount represents the cash surrender value of the New England Life Insurance policy. Prior to 1993, after five years in the Plan, participants were allowed to purchase life insurance with up to 25% of their annual contributions. This option was terminated in May 1992; however, the Plan still holds previously purchased life insurance for participants.

Investment Income-Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net unrealized and realized investment gains and losses are calculated based upon the fair value at the beginning of the year of investments held at that date and the cost of investments purchased during the year.

Benefits Payable-Benefits payable to participants who have withdrawn from participation in the Plan as of December 31, 2003 and 2002, were $321,068 and $82,601, respectively.

2.  INVESTMENTS

The Plan's investments are held by the trustees and are recorded at fair value based on quoted market prices at December 31, 2003 and 2002, except for the guaranteed investment contract fund, which is fully benefit responsive and is recorded at contract value, which approximates fair value. The following table presents the fair value of investments that represent 5% or more of the Plan's net assets recorded at December 31:

                                                      2003             2002
     General Balanced Fund                       $412,496,664     $377,129,141
     Nordstrom, Inc. common stock                 101,641,104       53,367,415
     George Putnam Fund of Boston                  97,537,985       79,465,470
     EuroPacific Growth Fund                       87,154,279       58,766,890
     Putnam Stable Value Fund                      81,270,177       72,984,604
     Putnam Fund for Growth and Income             72,632,930       54,250,782
     Putnam Vista Fund                             66,375,433
     Loan fund                                                      48,749,445


During 2003, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

     Mutual funds/Proprietary plan fund                         $ 146,270,162
     Common stock                                                  46,290,497
     Common/collective trust                                        7,828,618
     Brokerage assets                                               1,522,702
                                                                --------------
                                                                $ 201,911,979
                                                                ==============

The Putnam Stable Value Fund is a fully benefit responsive, guaranteed investment contract fund. The contract is included in the financial statements at contract value, which approximates fair value, as reported to the Plan by Putnam Fiduciary Trust Company. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was approximately 4.4 percent for 2003 and 4.9 percent for 2002. The weighted average crediting interest rate was approximately 4.6 percent at December 31, 2003 and 4.8 percent at December 31, 2002.

3.  RELATED PARTY TRANSACTIONS

Putnam Fiduciary Trust Company and Wells Fargo Bank, N.A. are trustees of the Plan and manage certain Plan investments. As such, transactions in these investments qualify as party-in-interest transactions. Fees paid by the Plan to Putnam Fiduciary Trust Company and Wells Fargo Bank, N.A. amounted to $802,679 and $221,037 for 2003.

As a Plan sponsor, the Company's employer contributions to the plan qualify as party-in-interest transactions. In addition, miscellaneous fees paid by the Plan to the Company amounted to $113,620.

4.  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the amounts reflected in the Form 5500 as filed by the Company with the Internal Revenue Service as of December 31:

                                                      2003             2002
     Net assets available for benefits per the
      financial statements                     $1,162,297,463     $910,629,932
     Trustee and administrative fee payable           443,960          503,765
     Certain deemed distributions of participant
      loans                                          (546,869)        (120,748)
                                               --------------     ------------
     Net assets available for benefits per
      Form 5500                                $1,162,194,554     $911,012,949
                                               ==============     ============

                                         -8-

NORDSTROM 401(k) PLAN & PROFIT SHARING

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2003
------------------------------------------------------------------------------

Identity of issue, borrower,    Description of investment including maturity date,      Current
lessor or similar party        rate of interest, collateral, par, or maturity value      Value
-----------------------------  ----------------------------------------------------  ------------

* Nordstrom, Inc               Nordstrom, Inc. common stock        Common stock      $101,641,104
* Putnam Fiduciary Trust
    Company                    George Putnam Fund of Boston        Mutual fund         97,537,985
  American Funds               American Funds Europacific Growth   Mutual fund         87,154,279
* Putnam Fiduciary Trust
    Company                    Putnam Stable Value Fund       Common/collective trust  81,270,177
* Putnam Fiduciary Trust
    Company                    Putnam Fund for Growth and Income   Mutual fund         72,632,930
* Putnam Fiduciary Trust
    Company                    Putnam Vista Fund                   Mutual fund         66,375,433
  Neuberger & Berman           Neuberger & Berman Genesis Trust    Mutual fund         38,402,953
* Putnam Fiduciary Trust
    Company                    Putnam S&P 500 Index Fund      Common/collective trust  37,031,511
  PIMCO                        PIMCO Total Return Fund             Mutual fund         28,173,545
  PIMCO                        PIMCO Large Cap RCM Fund            Mutual fund         25,199,580
  Self directed brokerage      Harris Direct Account               Brokerage assets     6,705,467
* Putnam Fiduciary Trust
    Company                    Putnam Money Market Fund            Money market fund    1,318,927
* Putnam Fiduciary Trust
    Company                    Pending cash account                                       106,736

* Wells Fargo Bank             General Balanced Fund          Proprietary plan fund   412,496,664

* Participant loans                                                                    52,419,118
                                                                                   --------------
                                                                                   $1,108,466,409
                                                                                   ==============

*Party-in-interest

                                                 -9-